SPHERE ENTERTAINMENT CO. REPORTS
FISCAL 2024 FOURTH QUARTER AND FULL YEAR RESULTS

NEW YORK, N.Y., August 14, 2024 - Sphere Entertainment Co. (NYSE: SPHR) (“Sphere Entertainment” or the “Company”) today reported financial results for the fiscal fourth quarter and full-year ended June 30, 2024.
Recent Sphere highlights include:
•Dead & Co. completed a successful 30-show residency in early August, while the Eagles residency begins in September and is slated for 20 shows after multiple extensions due to demand;
•Afterlife presents Anyma ‘The End Of Genesys’ will be the first electronic dance music performances at the venue with 6 shows starting in late December;
•The Sphere Experience featuring Postcard from Earth generated over one million dollars in average daily ticket sales on the days it ran during the fiscal fourth quarter;
•In June, Sphere hosted its first corporate keynote event with Hewlett Packard Enterprise, as well as the NHL Draft, which was the first live television event broadcast from Sphere; and
•In September, Sphere will host UFC 306, the first live sports event at the venue.
During the fiscal 2024 fourth quarter, MSG Networks concluded full regular season coverage of its five NBA and NHL professional sports teams followed by extensive programming around the New York Knicks, Rangers and Islanders postseason runs. This included telecasts of first-round playoff games, along with additional comprehensive pre/post-game coverage of the Knicks, Rangers and Islanders playoff series across its linear and digital platforms.
For fiscal 2024, the Company reported revenues of $1,026.9 million, an increase of $453.1 million as compared to the prior year. In addition, the Company had an operating loss of $341.2 million, an increase of $68.2 million, and adjusted operating income of $80.7 million, an improvement of $203.3 million, both as compared to the prior year.(1)
For the fiscal 2024 fourth quarter, the Company reported revenues of $273.4 million, an increase of $144.3 million as compared to the prior year quarter. In addition, the Company reported an operating loss of $71.4 million, an increase of $1.0 million, and adjusted operating income of $25.7 million, an improvement of $85.5 million, both as compared to the prior year quarter.(1)
Executive Chairman and CEO James L. Dolan said, “Fiscal 2024 marked the opening of Sphere in Las Vegas and a new chapter for our Company. Sphere has already welcomed millions of guests, world-renowned artists and numerous global brands. We are confident that we are on the right path to execute on our vision for this next-generation medium.”
Segment Results for the Quarters and Years Ended June 30, 2024 and 2023:

(In millions)	Three Months Ended				Twelve Months Ended
	June 30,		Change		June 30,		Change
	2024	2023	$	%	2024	2023	$	%
Revenues:
Sphere	$151.2	$0.7	$150.5	NM	$497.2	$2.6	$494.5	NM
MSG Networks	122.2	128.4	(6.2)	(5)%	529.7	571.2	(41.5)	(7)%
Total Revenues	$273.4	$129.1	$144.3	112%	$1,026.9	$573.8	$453.1	79%
Operating Income (Loss):
Sphere	$(104.5)	$(95.2)	$(9.3)	(10)%	$(480.4)	$(369.6)	$(110.8)	(30)%
MSG Networks(2)	33.2	24.8	8.3	33%	139.1	96.5	42.6	44%
Total Operating Loss	$(71.4)	$(70.3)	$(1.0)	(1)%	$(341.2)	$(273.0)	$(68.2)	(25)%
Adjusted Operating Income (Loss):
Sphere	$(5.5)	$(90.4)	$84.9	94%	$(61.5)	$(292.4)	$230.9	79%
MSG Networks(2)	31.1	30.6	0.6	2%	142.3	169.9	(27.6)	(16)%
Total Adjusted Operating Income (Loss)	$25.7	$(59.8)	$85.5	NM	$80.7	$(122.5)	$203.3	NM
Note: Does not foot due to rounding. NM — Absolute percentages greater than 200% and comparisons from positive to negative values or to zero values are considered not meaningful.
(1)See page 4 of this earnings release for the definition of adjusted operating income (loss) included in the discussion of non-GAAP financial measures.
(2)As a result of the spin-off of Madison Square Garden Entertainment Corp. (“MSG Entertainment”) in April 2023 (which is presented as discontinued operations under GAAP), prior period results of the MSG Networks segment have been recast to exclude expenses related to MSG Networks’ advertising sales representation agreement with MSG Entertainment, which was terminated effective as of December 31, 2022. The MSG Networks segment results previously included intercompany expenses of $8.8 million for the twelve months ended June 30, 2023 related to this arrangement. A portion of these expenses was absorbed directly by MSG Networks following the termination of the advertising sales representation agreement and is reflected in MSG Networks’ results beginning January 1, 2023.

Sphere
For the fiscal 2024 fourth quarter, the Sphere segment reported revenues of $151.2 million, an increase of $150.5 million, as compared to the prior year quarter. Revenues related to The Sphere Experience were $74.5 million across 208 performances during the quarter. Event-related revenues were $58.4 million, which reflected revenues from concerts, as well as a multi-day corporate takeover and marquee sporting event held at Sphere in Las Vegas during the quarter. In addition, revenues from sponsorship, signage, Exosphere advertising and suite license fees were $15.9 million, primarily reflecting advertising campaigns on the venue's Exosphere and, to a lesser extent, suite license fee revenues.
For the fiscal 2024 fourth quarter, the Sphere segment had direct operating expenses of $67.9 million, as compared to direct operating expenses of $1.1 million in the prior year quarter. This primarily included $22.2 million of event-related expenses and $22.1 million of expenses associated with The Sphere Experience during the quarter. In addition, direct operating expenses included $16.8 million of venue operating costs, as well as $2.1 million in expenses associated with sponsorship, signage, Exosphere advertising and suite license fee revenues.
Fiscal 2024 fourth quarter selling, general and administrative expenses of $102.1 million increased $11.8 million, or 13%, as compared to the prior year quarter, primarily due to higher employee compensation and related benefits and, to a lesser extent, higher professional fees. The overall increase was partially offset by the absence of certain corporate expenses that were included in the results of the prior year fourth quarter for the pre-spin period (April 1, 2023 to April 20, 2023) but were not included in the results for the fiscal 2024 fourth quarter. While the Company did not incur these costs after the spin-off of MSG Entertainment, which occurred on April 20, 2023, and does not expect to incur these costs in future periods, they did not meet the criteria for inclusion in discontinued operations in the prior year quarter. In addition, the overall increase was partially offset by other net cost decreases.
Fiscal 2024 fourth quarter operating loss of $104.5 million increased by $9.3 million, as compared to the prior year quarter, primarily reflecting higher depreciation and amortization, direct operating expenses and, to a lesser extent, selling, general and administrative expenses (including merger and acquisition related costs, net of insurance recoveries and share-based compensation expense), as well as impairment and other losses, net, partially offset by the increase in revenues. Adjusted operating loss of $5.5 million improved by $84.9 million, as compared to the prior year quarter, primarily reflecting the increase in revenues, partially offset by higher direct operating expenses.
MSG Networks
For the fiscal 2024 fourth quarter, the MSG Networks segment reported total revenues of $122.2 million, a decrease of $6.2 million, or 5%, as compared to the prior year quarter.
Distribution revenue decreased $9.2 million, primarily due to a decrease in total subscribers of approximately 13%, partially offset by the impact of higher affiliation rates.
As a result of the launch of MSG+ in June 2023, distribution revenue now includes both affiliation fee revenue earned from MSG Networks’ distributors for the right to carry the Company’s networks as well as revenue earned from subscriptions and single game purchases on MSG+. In addition, total subscribers includes both affiliate subscribers as well as monthly and annual subscribers of MSG+.
Advertising revenue increased $3.0 million, as compared to the prior year quarter, primarily due to higher average per-game advertising sales related to regular season and postseason game telecasts on the linear networks and higher advertising revenue related to MSG+.
Fiscal 2024 fourth quarter direct operating expenses of $81.6 million increased $0.1 million as compared to the prior year quarter. Other programming and production costs increased $0.3 million, as compared to the prior year quarter, primarily due to the impact of MSG+ in the current year quarter, partially offset by other net cost decreases. In addition, rights fees expenses decreased $0.3 million, as compared to the prior year quarter, primarily due to reductions resulting from fewer NBA and NHL games made available to MSG Networks for exclusive broadcast and other rights fee decreases, partially offset by the impact of annual contractual rate increases.
Fiscal 2024 fourth quarter selling, general and administrative expenses of $4.9 million decreased $14.4 million, or 74%, as compared to the prior year quarter. This decrease was primarily due to lower professional fees of $8.5 million, mainly reflecting litigation-related insurance recoveries in the current year quarter and a decrease in litigation-related expenses, both associated with the merger of a subsidiary of the Company with MSG Networks Inc. In addition, employee compensation and related benefits (including share-based compensation) decreased $4.8 million.
Fiscal 2024 fourth quarter operating income of $33.2 million increased $8.3 million, or 33%, as compared to the prior year quarter, primarily due to the decrease in selling, general and administrative expenses (including insurance recoveries, net of merger and acquisition related costs), partially offset by the decrease in revenues. Adjusted operating income of $31.1 million increased $0.6 million, or 2%, as compared to the prior year quarter, primarily due to the decrease in selling, general and administrative expenses (excluding insurance recoveries, net of merger and acquisition related costs), partially offset by the decrease in revenues.

Other Matters
As of June 30, 2024, MSG Networks had approximately $849.8 million of principal debt outstanding under its credit facilities, which mature on October 11, 2024. This debt is recourse only to MSG Networks. The Company had been in discussions with MSG Networks’ existing syndicate of lenders regarding a potential refinancing of these facilities. As of today’s date, MSG Networks has not been able to finalize a refinancing. Consequently, MSG Networks has decided to pursue a refinancing through a work-out with its existing syndicate of lenders and has hired advisors to assist it with the process.

About Sphere Entertainment Co.
Sphere Entertainment Co. is a premier live entertainment and media company. The Company includes Sphere, a next-generation entertainment medium powered by cutting-edge technologies to redefine the future of entertainment. The first Sphere venue opened in Las Vegas in September 2023. In addition, the Company includes MSG Networks, which operates two regional sports and entertainment networks, MSG Network and MSG Sportsnet, as well as a direct-to-consumer and authenticated streaming product, MSG+, delivering a wide range of live sports content and other programming. More information is available at www.sphereentertainmentco.com.

Non-GAAP Financial Measures
We define adjusted operating income (loss), which is a non-GAAP financial measure, as operating income (loss) before ((i) depreciation, amortization and impairments of property and equipment, goodwill and intangible assets, (ii) amortization for capitalized cloud computing arrangement costs, (iii) share-based compensation expense, (iv) restructuring charges or credits, (v) merger and acquisition-related costs, including litigation expenses, (vi) gains or losses on sales or dispositions of businesses and associated settlements, (vii) the impact of purchase accounting adjustments related to business acquisitions, and (ix) gains and losses related to the remeasurement of liabilities under the Company’s Executive Deferred Compensation Plan. We believe that the exclusion of share-based compensation expense or benefit allows investors to better track the performance of our business without regard to the settlement of an obligation that is not expected to be made in cash. We eliminate merger and acquisition-related costs, when applicable, because the Company does not consider such costs to be indicative of the ongoing operating performance of the Company as they result from an event that is of a non-recurring nature, thereby enhancing comparability. In addition, management believes that the exclusion of gains and losses related to the remeasurement of liabilities under the Company’s Executive Deferred Compensation Plan, provides investors with a clearer picture of the Company’s operating performance given that, in accordance with U.S. generally accepted accounting principles (“GAAP”), gains and losses related to the remeasurement of liabilities under the Company’s Executive Deferred Compensation Plan are recognized in Operating income (loss) whereas gains and losses related to the remeasurement of the assets under the Company’s Executive Deferred Compensation Plan, which are equal to and therefore fully offset the gains and losses related to the remeasurement of liabilities, are recognized in Other income (expense), net, which is not reflected in Operating income (loss).
We believe adjusted operating income (loss) is an appropriate measure for evaluating the operating performance of our business segments and the Company on a consolidated basis. Adjusted operating income (loss) and similar measures with similar titles are common performance measures used by investors and analysts to analyze our performance. Internally, we use revenues and adjusted operating income (loss) as the most important indicators of our business performance, and evaluate management’s effectiveness with specific reference to these indicators. Adjusted operating income (loss) should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), cash flows from operating activities, and other measures of performance and/or liquidity presented in accordance with GAAP. Since adjusted operating income (loss) is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies. For a reconciliation of operating income (loss) to adjusted operating income (loss), please see page 6 of this release.

Forward-Looking Statements
This press release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results, developments or events may differ materially from those in the forward-looking statements as a result of various factors, including financial community perceptions of the Company and its business, operations, financial condition and the industries in which it operates and the factors described in the Company’s filings with the Securities and Exchange Commission, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein. The Company disclaims any obligation to update any forward-looking statements contained herein.

# # #

Contacts:

Ari Danes, CFA Investor Relations and Financial Communications (212) 465-6072
Justin Blaber Financial Communications (212) 465-6109
Sarah Rothschild Investor Relations (212) 631-5345

Conference Call Information:
The conference call will be Webcast live today at 10:00 a.m. ET at investor.sphereentertainmentco.com
Conference call dial-in number is 888-800-3155 / Conference ID Number 8089430
Conference call replay number is 800-770-2030 / Conference ID Number 8089430 until August 21, 2024

SPHERE ENTERTAINMENT CO.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
Revenues	$273,395	$129,099	$1,026,889	$573,831
Direct operating expenses	(149,519)	(82,726)	(547,824)	(342,211)
Selling, general and administrative expenses	(107,040)	(109,662)	(432,853)	(452,142)
Depreciation and amortization	(82,337)	(8,997)	(256,494)	(30,716)
Impairment and other (losses) gains, net	(5,735)	3,120	(121,473)	6,120
Restructuring charges	(141)	(1,179)	(9,486)	(27,924)
Operating loss	(71,377)	(70,345)	(341,241)	(273,042)
Other income (expense):
Interest income	7,729	2,209	25,687	11,585
Interest expense	(26,921)	—	(79,868)	—
Other (expense) income, net	(2,613)	542,839	35,197	536,887
(Loss) income from continuing operations before income taxes	(93,182)	474,703	(360,225)	275,430
Income tax benefit (expense)	21,965	(115,066)	135,592	(103,403)
(Loss) income from continuing operations	(71,217)	359,637	(224,633)	172,027
Income from discontinued operations, net of taxes	24,631	178,087	23,984	333,653
Net (loss) income	(46,586)	537,724	(200,649)	505,680
Less: Net income attributable to redeemable noncontrolling interests from discontinued operations	—	1,264	—	3,925
Less: Net loss attributable to nonredeemable noncontrolling interests from discontinued operations	—	(335)	—	(1,017)
Net (loss) income attributable to Sphere Entertainment Co.’s stockholders	$(46,586)	$536,795	$(200,649)	$502,772

Basic (loss) earnings per common share
Continuing operations	$(2.00)	$10.34	$(6.36)	$4.96
Discontinued operations	$0.69	$5.09	$0.68	$9.55
Basic (loss) earnings per common share attributable to Sphere Entertainment Co.’s stockholders	$(1.31)	$15.43	$(5.68)	$14.51

Diluted (loss) earnings per common share
Continuing operations	$(2.00)	$10.21	$(6.36)	$4.93
Discontinued operations	$0.69	$5.03	$0.68	$9.47
Diluted (loss) earnings per common share attributable to Sphere Entertainment Co.’s stockholders	$(1.31)	$15.24	$(5.68)	$14.40

Weighted-average number of common shares outstanding:
Basic	35,570	34,792	35,301	34,651
Diluted	35,570	35,232	35,301	34,929

SPHERE ENTERTAINMENT CO.
ADJUSTMENTS TO RECONCILE OPERATING INCOME (LOSS) TO
ADJUSTED OPERATING INCOME (LOSS)
(In thousands)
(Unaudited)

The following is a description of the adjustments to operating income (loss) in arriving at adjusted operating income (loss) as described in this earnings release:

•Share-based compensation. This adjustment eliminates the compensation expense relating to restricted stock units, performance stock units and stock options granted under the Sphere Entertainment Employee Stock Plan, MSG Sports Employee Stock Plan, MSG Networks Employee Stock Plan, as amended and assumed by Sphere Entertainment, Sphere Entertainment Non-Employee Director Plan and MSG Networks Non-Employee Director Plan.
•Depreciation and amortization. This adjustment eliminates depreciation and amortization of property and equipment and intangible assets.
•Restructuring charges. This adjustment eliminates costs related to termination benefits provided to employees as part of the Company's full-time workforce reductions.
•Impairment and other (gains) losses, net. This adjustment eliminates non-cash impairment charges and the impact of gains or losses from the disposition of assets or businesses.
•Merger and acquisition related costs, net of insurance recoveries. This adjustment eliminates costs related to mergers and acquisitions, including litigation expenses.
•Amortization for capitalized cloud computing arrangement costs. This adjustment eliminates amortization of capitalized cloud computing arrangement costs.
•Remeasurement of deferred compensation plan liabilities. This adjustment eliminates the impact of gains and losses related to the remeasurement of liabilities under the Company's executive deferred compensation plan.

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
Operating loss	(71,377)	$(70,345)	$(341,241)	$(273,042)
Share-based compensation	13,321	5,657	46,844	42,607
Depreciation and amortization	82,337	8,997	256,494	30,716
Restructuring charges	141	1,179	9,486	27,924
Impairment and other losses (gains), net	5,735	(3,120)	121,473	(6,120)
Merger and acquisition related costs, net of insurance recoveries	(4,563)	(2,134)	(12,718)	55,047
Amortization for capitalized cloud computing costs	21	(255)	87	161
Remeasurement of deferred compensation plan liabilities	42	187	306	187
Adjusted operating income (loss)	$25,657	$(59,834)	$80,731	$(122,520)

SPHERE ENTERTAINMENT CO.
SEGMENT RESULTS
(In thousands)
(Unaudited)
BUSINESS SEGMENT RESULTS

	Three Months Ended June 30, 2024
	Sphere	MSG Networks	Total
Revenues	$151,217	$122,178	$273,395
Direct operating expenses	(67,870)	(81,649)	(149,519)
Selling, general and administrative expenses	(102,109)	(4,931)	(107,040)
Depreciation and amortization	(80,121)	(2,216)	(82,337)
Impairment and other losses, net	(5,735)	—	(5,735)
Restructuring charges	88	(229)	(141)
Operating (loss) income	$(104,530)	$33,153	$(71,377)
Reconciliation to adjusted operating (loss) income:
Share-based compensation	12,337	984	13,321
Depreciation and amortization	80,121	2,216	82,337
Restructuring charges	(88)	229	141
Impairment and other losses, net	5,735	—	5,735
Merger and acquisition related costs, net of insurance recoveries	910	(5,473)	(4,563)
Amortization for capitalized cloud computing costs	—	21	21
Remeasurement of deferred compensation plan liabilities	42	—	42
Adjusted operating (loss) income	$(5,473)	$31,130	$25,657

	Three Months Ended June 30, 2023
	Sphere	MSG Networks	Total
Revenues	$691	$128,408	$129,099
Direct operating expenses	(1,131)	(81,595)	(82,726)
Selling, general and administrative expenses	(90,329)	(19,333)	(109,662)
Depreciation and amortization	(7,273)	(1,724)	(8,997)
Impairment and other gains (losses), net	3,229	(109)	3,120
Restructuring charges	(379)	(800)	(1,179)
Operating (loss) income	$(95,192)	$24,847	$(70,345)
Reconciliation to adjusted operating (loss) income:
Share-based compensation	4,880	777	5,657
Depreciation and amortization	7,273	1,724	8,997
Restructuring charges	379	800	1,179
Impairment and other (gains) losses, net	(3,229)	109	(3,120)
Merger and acquisition related costs	(4,412)	2,278	(2,134)
Amortization for capitalized cloud computing costs	(285)	30	(255)
Remeasurement of deferred compensation plan liabilities	187	—	187
Adjusted operating (loss) income	$(90,399)	$30,565	$(59,834)

SPHERE ENTERTAINMENT CO.
SEGMENT RESULTS (Continued)
(In thousands)
(Unaudited)

	Year Ended June 30, 2024
	Sphere	MSG Networks	Total
Revenues	$497,159	$529,730	$1,026,889
Direct operating expenses	(205,307)	(342,517)	(547,824)
Selling, general and administrative expenses	(393,039)	(39,814)	(432,853)
Depreciation and amortization	(248,248)	(8,246)	(256,494)
Impairment and other losses, net	(121,473)	—	(121,473)
Restructuring charges	(9,476)	(10)	(9,486)
Operating (loss) income	$(480,384)	$139,143	$(341,241)
Reconciliation to adjusted operating (loss) income:
Share-based compensation	40,514	6,330	46,844
Depreciation and amortization	248,248	8,246	256,494
Restructuring charges	9,476	10	9,486
Impairment and other losses, net	121,473	—	121,473
Merger and acquisition related costs, net of insurance recoveries	(1,176)	(11,542)	(12,718)
Amortization for capitalized cloud computing costs	—	87	87
Remeasurement of deferred compensation plan liabilities	306	—	306
Adjusted operating (loss) income	$(61,543)	$142,274	$80,731

	Year Ended June 30, 2023
	Sphere	MSG Networks	Total
Revenues	$2,610	$571,221	$573,831
Direct operating expenses	(5,545)	(336,666)	(342,211)
Selling, general and administrative expenses	(325,660)	(126,482)	(452,142)
Depreciation and amortization	(24,048)	(6,668)	(30,716)
Impairment and other gains (losses), net	6,229	(109)	6,120
Restructuring charges	(23,136)	(4,788)	(27,924)
Operating (loss) income	$(369,550)	$96,508	$(273,042)
Reconciliation to adjusted operating (loss) income:
Share-based compensation	36,188	6,419	42,607
Depreciation and amortization	24,048	6,668	30,716
Restructuring charges	23,136	4,788	27,924
Impairment and other (gains) losses, net	(6,229)	109	(6,120)
Merger and acquisition related costs	(189)	55,236	55,047
Amortization for capitalized cloud computing costs	—	161	161
Remeasurement of deferred compensation plan liabilities	187	—	187
Adjusted operating (loss) income	$(292,409)	$169,889	$(122,520)

SPHERE ENTERTAINMENT CO.
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)
(Unaudited)

	June 30,
	2024	2023
ASSETS
Current Assets:
Cash, cash equivalents and restricted cash	$573,233	$429,114
Accounts receivable, net	228,230	112,309
Related party receivables, current	9,377	26,405
Prepaid expenses and other current assets	54,855	56,085
Total current assets	865,695	623,913
Non-Current Assets:
Investments	30,728	395,606
Property and equipment, net	3,158,420	3,307,161
Right-of-use lease assets	106,468	84,912
Goodwill	470,152	456,807
Intangible assets, net	31,940	17,910
Other non-current assets	124,489	86,706
Total assets	$4,787,892	$4,973,015
LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable, accrued and other current liabilities	$417,087	$515,731
Related party payables, current	8,200	56,446
Current portion of long-term debt, net	849,437	82,500
Operating lease liabilities, current	18,548	10,127
Deferred revenue	80,404	27,337
Total current liabilities	1,373,676	692,141
Non-Current Liabilities:
Long-term debt, net	522,735	1,118,387
Operating lease liabilities, non-current	128,022	110,259
Deferred tax liabilities, net	225,169	379,552
Other non-current liabilities	122,738	88,811
Total liabilities	2,372,340	2,389,150
Commitments and contingencies
Equity:
Class A Common Stock (1)	285	278
Class B Common Stock (2)	69	69
Additional paid-in capital	2,410,378	2,376,420
Retained earnings	11,387	212,036
Accumulated other comprehensive loss	(6,567)	(4,938)
Total stockholders’ equity	2,415,552	2,583,865
Total liabilities and equity	$4,787,892	$4,973,015
_________________
(1) Class A Common Stock, 0.01 par value per share, 120,000 shares authorized; 28,493 and 27,812 shares outstanding as of June 30, 2024 and 2023, respectively.
(2) Class B Common Stock, 0.01 par value per share, 30,000 shares authorized; 6,867 shares outstanding as of June 30, 2024 and 2023.

SPHERE ENTERTAINMENT CO.
SELECTED CASH FLOW INFORMATION
(In thousands)
(Unaudited)

	Twelve Months Ended
	June 30,
	2024	2023
Net cash (used in) provided by operating activities	(19,658)	153,591
Net cash used in investing activities	(45,183)	(653,923)
Net cash provided by financing activities	209,731	85,542
Effect of exchange rates on cash, cash equivalents and restricted cash	(771)	(2,106)
Net increase (decrease) in cash, cash equivalents and restricted cash	144,119	(416,896)
Cash, cash equivalents and restricted cash from continuing operations, beginning of period	429,114	760,312
Cash, cash equivalents and restricted cash from discontinued operations, beginning of period	—	85,698
Cash, cash equivalents and restricted cash at beginning of period	429,114	846,010
Cash, cash equivalents and restricted cash from continuing operations, end of period	573,233	429,114
Cash, cash equivalents and restricted cash from discontinued operations, end of period	—	—
Cash, cash equivalents and restricted cash at end of period	$573,233	$429,114